Exhibit (18)
Calculation of Filing Fee Tables
Form N-14
(Form Type)
Blue Owl Capital Corporation II
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Debt	8.450% Notes due 2026	457(a)	$350,000,000	—	$350,000,000	0.0147600%	$51,660	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$350,000,000		$51,660
	Total Fees Previously Paid					$0		$51,660(2)
	Total Fee Offset							$—
	Net Fee Due							$0
(1)    Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(a) and 457(f)(2) of the Securities Act of 1933.
(2)    The fee of $51,660 was paid in connection with the filing of the registration statement on Form N-14 (Registration No. 333-280665) on July 2, 2024.